EMPLOYMENT AGREEMENT

The EMPLOYMENT AGREEMENT (the "Agreement”) is made and entered into as of January 1, 2012 by and between Ubiquity Broadcasting Corporation, located at 9801 Research Drive, Irvine, CA a Delaware corporation (the “Corporation"), and Bryan D. Harpole, an individual, whose address is [***************************](“Employee").

ARTICLE 1

TERM OF EMPLOYMENT

1.	Employment and Locale.

A.           Employment. The Employee shall be an employee of the Company whereby the employment relationship contemplated in this Agreement is “At Will”.

B.           Effective Date; Term. The effective date of this Agreement (the “Effective Date") shall be January 1,2012.

C.           Employment Location. The Employee hereby accepts such employment upon the terms and conditions set forth herein. As used herein, the word "term" refers to the entire period of employment of the Employee by the Company hereunder. During the term, Employee shall work from the offices of the company located in Irvine, CA during normal work hours established by the company's management to be 9:00am to 5:00pm Monday through Friday unless otherwise directed by management.

D.           Representation and Warranties. Employee represents that he has and maintains all necessary skills, education, degrees, credentials, licenses, certifications and ratings to perform all duties contemplated by this Agreement. The Employee hereby represents and warrants to Company that he (i) is not subject to any solicitation or non-competition agreement affecting his employment with the Company, (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement or duties affecting his employment with the Company, (iii) Employee’s Employment with the company is exclusive to the company and he is not employee or otherwise performing services for others in any capacity whatsoever, (iv) Statements contained in his résumé (attached as exhibit “A” and made a part hereof) are true and correct.

ARTICLE 2

DUTIES OF THE EMPLOYEE

2.1 Duties and Responsibilities. Employee shall be employed by the Corporation as General Studio Manager with the responsibilities and authority customarily performed by such position and as may from time to time be assigned to the Employee by the management of the Corporation. Employee shall report directly to the Company’s CFO. A. During the term, Employee shall have the title of General Studio Manager and perform the services customarily rendered by a studio executive in the entertainment industry in connection with the creation of motion pictures, television programming, commercials, web original content, trailers, and treatments for distribution on multiple platforms. Employee will evaluate financing and distribution opportunities including appropriate staffing and other matters as requested by UBC. In such capacity, shall perform such duties consistent therewith as are customary in the industry and as may be designated or altered from time to time by the Company's President. Employee shall not have the right to obligate or bind the company in any manner whatsoever or enter into any in any agreements on behalf of the Company whatsoever. Employee shall report directly to the Company President, however shall take direction from other Senior staff members who in their capacity shall interface with Employee in the performance of the duties and responsibilities described herein. Employees Employment with the company is specifically conditioned upon the performance and reliance of the performance by Employee of the duties and responsibilities described herein. The duties and responsibilities of the Employee include, but are not limited to:

1.  Establish, and promote the Studio products and services of the Company, to ensure the company’s continuing success and growth.

2.   Access and Develop strategy and roadmaps for the development of revenue generating projects associated with studio projects for hire, studio and equipment rentals, television programming, live programming, commercials, web original content, motion pictures partnership(s) and distribution opportunities on behalf of and for the benefit of the Company.

3.  Develop and execute a studio strategy to include sales, promotions, studio properly management to include studio equipment and intellectual property. Achieve sales objectives.

4.  Maintain Relationships on behalf of the Company with Studios, Production Companies, Distribution houses, studio contract personnel both foreign and domestic, agents, agencies entertainment industry insiders, entertainment industry Vendors, Contractors and for the purpose of building out the Company's products at the direction of the Company's Management.

5.  Prepare and present client side presentations for the Studios at the request of management.

5.  Prepare and provide budget projections for proposed services. Assist the company in evaluating and securing production staff on an as needed basis.

6.  Establish and maintain Strong relationships with industry peers and major entertainment corporate players necessary for ensuring the advancement of the company’s current and planned products and services and the Company's continued growth.

7.  Develop, Execute, Deploy Strategies to Monetize the Company’s Studio Products and Services at the direction of the company's management.

8.  Execute the strategic end tactical operational and strategic studio growth plans of the Company at the direction of the Company President, with particular emphasis on continued expansion into new products and markets to increase revenue and market share of the company.

9.  Exemplify and foster achievement-oriented culture based on continuous learning principles where employees and contractors are motivated and rewarded for both individual and team contributions.

10.  Provide all necessary weekly, monthly, quartile Reports of activities taken on behalf of the company or any such necessary reports as defined and requested by The Company’s management at its sole discretion

11. Represent the company at business and corporate functions.

12.  Travel from time to time at the request of the Company's management.

13.  Any other duties as requested by Management

2.2 Employee Bound by Rules/Policiunawedof the Corporation. Employee agrees to be bound by and abide by the policies of the Corporation effective during Employee's employment with the Corporation.

2.3  Employee Dress and Notification of Public Environment. Employee is informed that appropriate work casual dress is expected, and that the premises are a smoke free environment, no smoking area is provided. Employee will be expected to keep the provided work area neat, and clean at all times. Eating is not allowed at Employees desk or any other location and is only allowed in the office’s kitchen. Employee further understands that certain computer, mobile and other equipment will be provided to Employee for the performance of his duties, as such use of the internet, and e-mail is scrutinized and may be copied and reviewed by the company’s technology personnel and therefore should be considered publicly accessible. Employee further understands that any personnel use of the internet and e-mail is prohibited, additionally anything stored of personal nature on the company's equipment is the property of the company and company has no obligation to retain it, keep it private or return it upon termination of this agreement. Employee is further informed that the company utilizes 24/365 security surveillance cameras on the exterior and within the facility, as such the Employee understands that his image and activities and conversations might be captured by the surveillance cameras and reviewed by management or other personnel.

2.4 Company E-Mail and Business Cards: Employee understands that a company approved e-mail address is issued to employee and is to be used for all communication between himself, customers, business prospects, fellow employees, vendors and contractors of the company, and all other business purposes relating to employees employment with the company. The company has provided employee with authorized business cards and corporate letterhead which shall be use at all times in communicating with outsiders on behalf of the company.

2.5  Work Performed Outside of the Corporate Office. Employee shall at all-times take appropriate steps to insure that any work containing confidential information performed outside of the corporate office is kept in a secure area and are not accessible to outsiders.

ARTICLE 3

COMPENSATION OF THE EMPLOYEE

3.1 Compensation. As compensation for services rendered under the Agreement during Employee's employment, Employee shall receive an annualized salary of $150,000, payable in accordance with the Corporation's regular payroll practices. Salary for a portion of any period will be prorated, and Employee's salary, including bonuses, if any, shall be subject to deduction of all required federal and state income, social security, unemployment, and other similar taxes.

A.  Employee shall receive a Commission equal to 3% (THREE PERCENT) of the gross sales of studio production services, equipment and studio rentals and all relates services providing that Employee himself procured the sale on behalf of the company.

B.  Employee shall be entitled to a bonus that is equal to 5% (FIVE Percent) of the capital contributions received by the company from sources established by and referred by Employee directly. The Company reserves the right at its sole discretion to accept or reject a proposed capital investment

3.2  Vacation, Sick Time and other Benefits. The Employee shall be entitled to a total of 14 days per year of paid vacation that may be taken at the first year anniversary of this agreement. Additionally employee shall receive a total of 6 personal/sick days during the first year and each subsequent year of employment. Personal days may not be taken concurrently or in the same month and may only be taken after the first 90 days of employment. Should employee miss three contiguous days of work, a doctors release will be required in order to return to work. Any unused portion of vacation and/or sick days will not accrue to the next year and will be lost if the days are not used. Any days taken in excess of the allowed days will be charge back to employee. Vacation shall be taken at times determined by Employee and acceptable to the President of the Company, and which does not unreasonably interfere with the performance of his Employee’s duties hereunder. Attendance at trade shows, educational seminars, personal time off, will not be charged to Employee's vacation.

3.3 Business Expenses. The Company will pay or reimburse Employee for such reasonable business, travel and entertainment expenses as may be incurred by him from time to time during the term in the performance of his duties hereunder, provided such expenses are deductible from the Company's income under applicable provisions of the Internal Revenue Code and are consistent with such reasonable policies regarding expense reimbursement established by Company. All expenses for airfare, hotel and rental car shall be paid in advance when possible by the Company. A meals per diem rate of $55.00 shall apply (company approved entertainment expense excepted). Should Employee advance any of his own money in the performance of his duties he shall be reimbursed. Such reimbursement will be made upon the presentation by Employee of an itemized account of such expenditures, setting forth the date, the purpose for which incurred (including contact company, name, title, telephone number, e-mail, address, explanation of business purpose, receipts, and the amounts thereof, together with such receipts showing payment as may be required by the Company’s established policies.

3.4  Stock Options: As further compensation for services performed under and during this agreement, the Employee shall receive an annual bonus commencing with the 2012 fiscal year in common stock options in the amount of 75,000 shares (SEVENTY FIVE THOUSAND SHARES). The options of common stock shall be at the current common stock price of $4.00 (FOUR DOLLARS PER SHARE). The options arc contingent upon Employee completing one full year of employment with the company. The shares may be optioned at any time after the first full year of employment with no restrictions at the sole discretion of employee and are subject to the terms and conditions of the Company's stock option plan.

3.5 Benefits. At this time the company offers both a PPO and HMO medical insurance at a maximum premium benefit in the amount of $1,000.00 per month, overages will be a the sole expense of the Employee deducted for Employees wages. Company does not allow Employee to receive money in exchange of waiving insurance under this paragraph D. Employee shall also be entitled to participate in all Company employee benefit programs, whether now existing or hereafter established. This section is subject to the right of Company to amend and modify such benefit programs as to all Company employees in Company’s sole and absolute discretion.

3.6  Company Mobile Phone. During the term of the Agreement, the Employee will have the full and exclusive use of a mobile phone for personal and business purposes. The mobile phone and plan associated with the mobile phone shall be of employees choosing at his/her sole discretion. All costs will be billed to the company directly and Employee acknowledges any personal use (not prohibited under this agreement) of the mobile phone may/will be scrutinized by Company personnel. Should employee utilize his own personal telephone for business purposes, a full detailed bill from the service provider along with expense statement showing the identity of the person called and the nature of the call along with proof of payment must be submitted to receive reimbursement for said costs.

3.7  Computer and other Company Owned Equipment. During the term of this Agreement, the Employee will have full and exclusive use of computer and other equipment.

Employee understands that a back-up copy of the contents of the computer and other equipment shall be made by the 30th day of each month by authorized Company personnel. Employee acknowledges any personal use (not prohibited under this agreement) of the mobile phone may/will be scrutinized by Company personnel in connection with 2.3 of this agreement. Removing company property form the Company premise without proper written authorization is strictly prohibited. In appropriate or illegal use of any company equipment no matter the location or time of use is strictly prohibited and may result in immediate termination.

3.8 Holiday Pay. Employee shall have the following federal holidays off. Said holidays will be paid holidays, (New Year’s Day, Martin Luther King Jr. Day, President, Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day. and Christmas Day.)

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1  Termination by Employee. Employee may terminate his employment hereunder with or without cause by giving not less than thirty (30) days written notice to the Company. In the event of such termination by Employee, except as otherwise set forth in this Agreement, all compensation and other benefits which have accrued and vested in Employee hereunder, to the extent unpaid or undelivered, shall be paid or delivered to Employee; but except as provided in this Section 4, there shall be no further compensation due Employee from the Company and no further compensation or benefits shall accrue or vest after the date such termination becomes effective. Upon notice of such termination. Company may change Employees duties and modify duties and responsibilities.

ARTICLE 5

TERMINATION BY THE COMPANY

5.1 Subject to Section 6, the employment of Employee by the Company may be terminated by the Company as provided in this Section 5, but not otherwise:

A.           Without Cause. Employee's Employment is "At Will”. The Company may terminate Employee's employment at any time with not notice and with or without cause, for any reason whatsoever, or for no reason at all, with no further obligation for payment of wages, bonuses or other remuneration except payment of the compensation earned and owed up to the date of termination. Employee herein acknowledges that he fully understands the "At Will" status of the employment.

B.           Termination Upon Death. Employee's employment with the Company shall terminate automatically upon Employee's death.

C.           Employee Conduct Employee’s understands the following conduct is strictly prohibited.

D.  The use during the term of this Agreement by Employee of illegal drugs or other illegal substances;

E.  Any alcoholic or illegal substance intoxication during working hours to include while business functions on behalf of the Company.

F.  Any other willful, reckless, profane or grossly negligent conduct, unprofessional conduct, offensive hand gestures, ethnic slurs directed at any Employee, Officer or Director, abusive conduct, bickering, verbally badgering other employees, or verbal threats against other employees, physical assault against other employees by Employee that constitutes good cause for termination of employment under California law, including, without limitation, embezzlement, sexual harassment and discrimination.

G.  Misuse or personal use, personal business use of the company’s offices, internet, computers, mobile equipment and other equipment.

H.  Removing Company property from Company premises without proper authorization.

I.   Failure to take necessary steps to protect the company’s confidential and propriety information, plans, designs, ideas, etc.

J.  Soliciting the Company's vendors staff, or contractors, prospective clients, licensees, partners, or affiliates for employee’s own personal benefit or personal business objectives or on behalf of any third party.

K.  Insubordination, willful refusal to take direction from the Company's management.

L. Falsifying information; willfully providing false information either written or oral concerning the status of work, status of performance, company’s products, and work in process, sales, financial documents, and statements about co-workers etc, to management.

M.  Making disparaging remarks about the Company, its Employees, Officers or Directors either orally or in writing.

N.  Taking unauthorized pictures, videos or recordings of conversations of any Employees, Officers, or Directors. Partners, Clients, Vendors, Contractors of the Company.

5.2  Disability. The Company may terminate this Agreement upon written notice to Employee by reason of Employee's Disability, For the purpose of this Agreement. "Disability" shall be defined as inability by Employee, due to illness (other than use/abuse of illegal narcotics, alcohol or other intoxicating substances), accident, mental deficiency or similar incapacity, to render his regular duties for the Company required pursuant to this Agreement for a total of any sixty (60) days in any twelve (12) month period.

5.3  Sale of Business. In the event Company sells substantially all of its assets or if majority ownership of the equity interests in Company are conveyed, the Company will make its bests efforts to require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or a substantial portion of the business and/or assets of the Company in any consensual transaction to expressly assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. There can be no guarantee that the Company would be successful in negotiating said agreement.

ARTICLE 6

EFFECT OF TERMINATION OF EMPLOYMENT

6.1 Notwithstanding anything in this Agreement to the contrary.

A.         In the event that this Agreement is terminated, the Company shall pay Employee upon termination the sum of (i) his accrued and unpaid Base Salary as described in Paragraph 3.A hereof; plus (ii) any unpaid portion of the salary, all outstanding expense reimbursements, (iii) any accrued and unpaid Vacation as may be required by law.

B.         Delivery of Property. Upon termination of Employee's employment with the Company, Employee shall deliver to the Company all equipment of any kind or nature, books, records, lists of customers and other property and Confidential Information belonging to the Company or developed in connection with the business of the Company and all copies thereof in his possession or under his control. Final compensation to employee shall be specifically conditioned upon this paragraph C.

C.           In the event that this Agreement terminates due to the death of Employee, his accrued and unpaid Base Salary as described in Paragraph 3.

D.           in the event that the Company exercises its right to terminate Employee's employment due to Employee’s disability pursuant to Section 5.D, the Company shall pay Employee accrued and unpaid Base Salary as described in Paragraph 3.

(a)          The Agreement shall terminate upon the death of Employee.

ARTICLE 7

NON-DISCLOSURE, INVENTION AND COPYRIGHT ASSIGNMENT AGREEMENT

Employee’s employment is subject to the requirement that Employee sign observe and agree to be bound, both during and after Employee's employment, by the provisions of the Company’s Non-Disclosure and Invention and Copyright Assignment Agreement, a copy of which is attached hereto as Addendum A. Employee’s execution of the Non-Disclosure and Invention and Copyright Assignment Agreement is an express condition precedent to the Company’s obligations under this Agreement. Employee further agrees to execute, deliver and perform, during Employee’s employment with the Company and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning the Company and any of its affiliates and its business and products, which the Company promulgates for other key employees.

7.1           Non-solicitation by Employee. It is understood that Employee will gain knowledge and make contacts with the Company’s customers and clients (sometimes collectively referred to in this Agreement as the “Clients” and individually as a "Client”) and prospective clients of the Company in the course of his employment that would provide Employee with an unfair competitive advantage over the Company, as compared to a normally competitive situation, in the event Employee should seek to solicit business from any Client or prospective client. In recognition of this understanding. Employee agrees that, upon termination of Employee's employment with the Company. he will not engage in unfair competition, as defined below, against the Company. For the purposes of this Agreement, the term “Unfair Competitions” shall be construed to include without limitation the following specific prohibitions:

(a)          During Employee’s employment with the Company and for a period of three (3) years following the termination of Employee's employment with the Company, Employee shall not interfere or attempt to interfere in any way with any existing relationships of the Company with any client with whom the Company has participated in at least one project or placement within the two (2) years prior to the termination of Employee’s employment, and shall not solicit, divert or take away or attempt to solicit, divert or take away any business of the Company that is either under contract or in negotiation at the time of the termination of Employee's employment with the Company.

(b)          During Employee's employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company, Employee shall not interfere or compete in any way with any Client solicitation efforts of the Company already in progress at the time of the termination of Employee's employment with the Company.

(c)          During Employee's employment with the Company and for a period of three (3) years following the termination of Employee’s employment with the Company, Employee shall not use, in a manner competitive with the business of the Company, any of his relationships or business contacts developed during Employee’s employment with the Company or prior to Employee’s employment with the Company.

(d)          During Employee’s employment with the Company and for a period of three (3) years following the termination of Employee's employment with the Company, Employee shall not induce, solicit or influence or attempt to induce, solicit or influence any person who is engaged as an employee or otherwise by the Company, to terminate his or her employment or other engagement with the Company.

(e)          During Employee’s employment with the Company and for a period of three (1) year following the termination of Employee’s employment with the Company, Employee shall not induce, solicit or influence or attempt to induce, solicit or influence any person, contractor, vendor, service provider, partner, licensee, affiliate, or investor, who is or was during the term of employees Employment engaged by the Company, or affiliated with the Company to terminate his or her, or their association or business with or other engagement with the Company.

(f) Non Circumvent, Non-Compete: It is understood that Employee will gain knowledge and make contacts with the Company's customers, make contacts to secure additional customers and clients, investors, contractors, vendors, licensees, service providers. During the term of Employee’s employment with the Company and for a period of three (3) year(s) following the termination of Employee’s employment with the Company, Employee shall not induce, solicit or influence, circumvent or attempt to induce, solicit or influence or circumvent any person, contractor, vendor, service provider, client, customer, partner, licensee, affiliate or investor the Company has been or is currently in discussions with or any relationships of the Company, for Employees' own personal benefit, personal business benefit, nor on behalf of any third party.

(e) Employee agrees that, during the term of this agreement and upon termination of employment and for three (3) years thereafter, employee shall not, in any communications with the press or other media or any customer, client other employees or contractors, investors or suppliers vendors of company, or any of company affiliates, criticize, ridicule or make any statement which disparages or is derogatory of company or its affiliates or any of their respective directors or senior officers.

7.2      Remedies; Injunctive Relief. In the event of a breach or threatened breach by Employee of this Article 5, Employee agrees that the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a preliminary and a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employers, employees, and/or any and all persons directly or indirectly acting for or with Employee.

7.3      Cooperation. Employee agrees that, both during Employee’s employment with the Company and afterward, he will sign all papers, give evidence and testimony and perform all acts which, in the Company’s opinion, are necessary, proper or expedient to carry out and fulfill the purposes and intents of this Agreement.

ARTICLE 8

RESTRICTIVE COVENANT.

A.   Non Disclosure of Confidential Information. Employee acknowledges that any disclosure of certain confidential and proprietary information and trade secrets of substantial value to the Company or its customers (collectively the "Confidential Information") may do great harm to the Company and agrees as follows:

(1)      Confidential Information. As used in this Agreement, the term "Confidential Information,’' without limitation, refers to and includes any and all (i) matters of a technical nature, including Without limitation, trade secrets, systems, software and hardware, features, specifications, techniques, copyrighted matters, patented or patentable inventions, plans, methods, drawings, data, tables, calculations, documents or other paperwork, computer programs, narratives, flow charts, formulae and devices, and (ii) matters of a business nature, including without limitation, business and marketing plans, products, source code, dealings, arrangements, objectives, locations, customer information customer lists, customer needs and formulations, plans for future development, information about costs, profits, pricing policies, markets or sales, and any other information of a similar nature not available to the public. This Agreement covers the Confidential Information of the Company and its customers.

(2)      Use of Confidential Information. Employee acknowledges that any disclosure or use other than on behalf of the Company of the Confidential Information may he wrongful and may cause irreparable injury to the Company and, therefore, agrees that the Confidential Information will be used solely in connection with the performance of Employee’s duties under this Agreement, will not be used by Employee for commercial purposes, and will be kept confidential by Employee. Without limiting the generality of the foregoing, Employee will not utilize any Confidential Information in the rendering of services to any other employer or person.

(3)      Exclusions. The term ''Confidential Information" does not include any information which Employee can establish was at the time of disclosure a matter of public record, which Employee can establish was known to him prior to the date of this agreement, or is available to or known by the public (other than as a result of a disclosure directly or indirectly by Employee, in violation of this Agreement).

(4)      Reasonableness. In the event any court shall finally hold that any provision of this Section 8 constitutes an unreasonable restriction against Employee, the other provisions of this Section 8 shall not be rendered void, and all of its provisions shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances involved.

9.	Miscellaneous.

A.      Succession. This Agreement shall inure to the benefit of and be binding Upon the Company, its successors and assigns, and inure to the benefit of and be binding upon Employee and his heirs and personal representatives. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, in whole or in part, to any subsidiary, successor or parent company of the Company or to any other persons, firm or Company which acquires either the Company or any subsidiary thereof, or a substantial part of its or their assets, or into which the Company or any subsidiary may merge; provided, however, that such assignment shall be accompanied by a full assumption by the successor of all obligations to Employee hereunder, including without limitation payment of all compensation and benefits provided for hereunder. The Company agrees that no such succession shall result in any diminution of Employee’s compensation or benefits hereunder. The obligations and duties of Employee hereunder are personal and not assignable.

B.      California Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Stale of California applicable to contracts made and wholly to be performed therein.

C.      Waiver. No failure or delay on the part of the company in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

D.      Survival. The provisions of sections 7 and 8 herein shall survive the termination of the term of this Agreement and shall run to and inure to the benefit of the Company, its successors and assigns

E.      Notices. All notices and demands among the parties shall be in writing and shall be served (i) in person, (ii) by registered or certified mail, return receipt requested, or express courier service if domestic delivery, (iii) by a recognized international air express courier service if overseas delivery, (iv) by telex, or (v) by fax. If notice or demand is served by certified or registered mail, such notice or demand shall be deemed given and made five days after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by a domestic express courier service, such notice or demand shall be deemed given or made next business day following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by an international air express courier service, such notice or demand shall be deemed given or made four (4) business days following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served personally, service shall be deemed effective upon actual physical delivery to such person or refusal of such person to accept delivery. Employee shall at all times and it shall be his sole responsibility give Company notice in writing if his address for notice as defined in this paragraph D., has been changed or modified. All notice and demands to the parties hereto shall, if mailed, be addressed to the following addresses:

To the Company:	9801 Research Drive

Irvine, CA 92618

To Employee:	3230 Pinewood

Orange, CA 92685

E.      Entire Agreement. The parties acknowledge they have both had a hand in the preparation of this agreement and have been afforded ample opportunity to have this agreement reviewed by their respective Counsel or Advisors.  This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

F.      Captions. The section captions inserted in this Agreement are for convenience of reference and are not intended to be part of this Agreement.

G.      Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder or this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

H.      Amendment and Modification. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing, signed by the parties hereto.

I.      Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the Corporation and Employee have executed The Agreement as of the date first written above.

“CORPORATION”

Ubiquity Broadcasting Corporation., a Delaware corporation

By:

“EMPLOYEE”

/s/ Bryan Harpole
Bryan Harpole

July 25, 2013

Amendment to the "Employment Agreement" by and between

Ubiquity Broadcasting Corporation and Bryan Harpole Dated January 1,2012

The following amendment shall be made effective as of August 1, 2013 to section 3. Compensation, paragraph 3,1 to that "Employment Agreement" by and between Ubiquity Broad casting Corporation and Bryan Harpole dated January 1, 2012 which currently reads:

ARTICLE 3

COMPENSATION OF THE EMPLOYEE

3.1      Compensation. As compensation for services rendered under the Agreement during Employee's employment, Employee shall receive an annualized salary of $150,000, payable in accordance with the Corporation's regular payroll practices. Salary for a portion of any period will be prorated, and Employee's salary, including bonuses, if any, shall be subject to deduction of all required federal and state income, social security, unemployment and other similar taxes.

A.      Employee shall receive a commission equal lo 3% (THREE PERCENT) of the gross sales of studio production services, equipment and studio rentals and all relates services providing that Employee himself procured the sale on behalf of the company.

B.      Employee shall be entitled to a success fee that is equal to 5% (FIVE Percent) of the capital contributions received by the company from sources established by and referred by Employee directly. The Company reserves the right at its sole discretion to accept or reject a proposed capital Investment.

Which shall be amended as follows:

ARTICLE 3

COMPENSATION OF THE EMPLOYEE

3.1      Compensation. As compensation for services rendered under the Agreement during Employee's employment, Employee shall receive an annualized salary of $150,000, payable in accordance with the Corporation's regular payroll practices. Salary for a portion of any period will be prorated, and Employee's salary, including bonuses, if any, shall be subject to deduction of all required federal and state income, social security, unemployment, and other similar taxes.

A.      Employee shall receive a commission equal to 3% (THREE PERCENT) of the adjusted gross revenue (Revenue minus costs related to the services provided) derived from the approved sales of studio production services, equipment and studio rentals and all related services providing that Employee himself procured the sale on behalf of the company. The Company at its sole option reserves the right to accept or reject any proposals presented by Employee in connection with the above referenced studio services.

B.      Employee shall be entitled to a success fee that is equal to 5% (FlVE Percent) of the capital contributions received by the company from sources established by and referred by Employee directly. Employee acknowledges that he is in no way employed for the purpose of securing capital contributions on behalf of the Company. The Company reserves the right at its sole discretion to accept or reject a proposed capital investment.

This sets forth the entire understanding between the parties with respect to the subject matter hereof, and these are no terms, conditions, representations, warranties or covenants other than those contained herein. This constitutes the complete amendment to the above referenced agreement and supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

Agreed and Accepted this 25th day of July, 2013.

/s/ Bryan Harpole	/s/ Chris Carmichael
Bryan Harpole	Chris Carmichael, President & CEO